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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 1, 2002

                                West Corporation
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

              000-21771                              47-0777362
      (Commission File Number)          (I.R.S. Employer Identification No.)


                11808 Miracle Hills Drive, Omaha, Nebraska 68154
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (402) 963-1500

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Item 2. Acquisition or Disposition of Assets.

        (a) On August 1, 2002, West Corporation (the "Company") consummated the acquisition of all of the issued and outstanding membership interests of Attention LLC ("Attention"), a privately-held limited liability company based in Atlanta, Georgia, pursuant to a Purchase Agreement, dated as of July 23, 2002 (the "Purchase Agreement"), by and among the Company, Attention, the owners of all the issued and outstanding membership interests of Attention (James F. Richards, Mark V. Detrick, Cindy Armstrong, Don Reimer, Dennis Punches, Doug Sawyer and John LaGrant (collectively, the "Sellers")), and the Sellers' Representative (as such term is defined in the Purchase Agreement). Attention provides accounts receivable management, outsourcing and other services, including debt collection, to clients in various industries.

              The purchase price paid by the Company to the Sellers at the closing of the transaction consisted of approximately $35.7 million in cash and $4.3 million in assumed debt. Additional consideration, payable to the Sellers over the four year period between 2004 and 2008, will range from a minimum of $21.5 million to a maximum of $50.0 million, based on Attention's satisfaction of certain earnings objectives during such period. The purchase price was and will continue to be funded directly out of the Company's working capital. The terms of the Purchase Agreement, including the purchase price, were determined through arms-length negotiations between the parties thereto.

              The terms of the acquisition of all of the membership interests of Attention are more fully described in the Purchase Agreement.

Item 7.    Financial Statements and Exhibits.

      (c)  Exhibits

        2.1 Purchase Agreement, dated as of July 23, 2002, by and among the Company, Attention, the Sellers and the Sellers' Representative.

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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEST CORPORATION


Dated: August 2, 2002                   By: /s/ Thomas B. Barker
                                           -------------------------------------
                                           Thomas B. Barker
                                           President and Chief Executive Officer

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                                  Exhibit Index

Exhibit No.         Description

    2.1             2.1    Purchase Agreement, dated as of July 23, 2002, by and
                           among the Company, Attention, the Sellers and the Sellers' Representative.

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